Exhibit 99.1

January 27, 2015

Franklin Financial Earnings Increase 35% in 2014

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $1,847,000 for the quarter ended December 31, 2014. When compared to earnings of $1,141,000 for the fourth quarter of 2013, net income increased by 61.9%. Net income for the year was $8,402,000 compared with $6,232,000 for 2013, a year-over-year increase of 34.8%.

On a per share basis, diluted earnings were $.44 for the quarter ended December 31, 2014 and $2.00 for the year, compared to $.27 and $1.51 for the same periods in 2013.

“We continue to see steady improvement in the local economy,” said William E. Snell, President and CEO of F&M Trust. “Recovering consumer confidence and low unemployment are driving modest growth in consumer and deposits business. We expect overall loan quality to continue to improve, while increased regulatory costs and margin compression from the low interest rate environment remain a challenge.”

Total assets at December 31, 2014 were $1.001 billion, an increase of 1.7% when compared with total assets of $985 million at December 31, 2013. Total deposits and repurchase agreements were up 2.4% to $890.3 million, while the market value of trust assets under management was $605.8 million, representing a 5.4% increase from the previous year.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.